Exhibit 5.1

ELVINGER, HOSS & PRUSSEN

AVOCATS A LA COUR

To the Board of Directors

of Intelsat Global Holdings S.A.

4, rue Albert Borschette

L-1246 Luxembourg

R.C.S. Luxembourg B 162.135

Luxembourg, 9 April 2013

O/Ref. :	TH/CMA/th

Re :	Intelsat Global Holdings S.A.-F-1 Registration Statement

Ladies and Gentlemen,

We are acting as Luxembourg counsel to Intelsat Global Holdings S.A., a société anonyme incorporated under the laws of Luxembourg, having its registered office at 4 rue Albert Borschette, L-1246 Luxembourg, and registered with the Registre de Commerce et des Sociétés under number R.C.S. Luxembourg: B162.135, (the “Company”) in connection with the Registration Statement on Form F-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the offering by the Company of up to 24,999,999 common shares (actions ordinaires) (the “Common Shares”) and up to 3,450,000 series A mandatory convertible junior non-voting preferred shares (actions préférentielles de classe A sans droits de vote convertibles obligatoirement en actions ordinaires) (the “Preferred A Shares and together with the Common Shares, the “New Shares”) of the Company, each with a nominal value of one USD cent (USD0.01).

We have assumed for the purposes hereof, that, prior to the issuance of the New Shares, (a) the resolutions of the extraordinary general meeting of shareholders convened on 5 April 2013 by registered mail and to be held on 16 April 2013 (the “EGM”) concerning

2, place Winston Churchill - B.P. 425 - L 2014 Luxembourg - T (352) 44 66 44 0 - F (352) 44 22 55 - www.ehp.lu

in particular the re-composition of the share capital, the stock dividend, the authorised unissued share capital and related waivers, the creation of the Preferred A Share class and the terms and conditions thereof, and the amendment and restatement of the articles of incorporation of the Company in the form of the Restated Articles filed as an exhibit to the Registration Statement as referred to therein (the “Resolutions”) will be duly and validly passed pursuant to the agenda contained in the convening notice and will be in full force and effect, (b) the determinations as set forth in the Resolutions will be duly made and (c) the conditions for the effectiveness of the relevant Resolutions will be fulfilled. We further assume that the Company will at all times continue to have a sufficient authorised unissued share capital and sufficient authorised unissued shares with the relevant waivers in force, and that the Company will at all times have sufficient available reserves, to issue the common shares to be issued on the conversion of the Preferred A Shares pursuant to the terms thereof partially as the case may be by way of incorporation of available reserves into the issued share capital, to declare the dividends on the Preferred A Shares, and to issue common shares in payment of the declared dividends on the Preferred A Shares in lieu of a cash payment of such dividends (such common shares to be issued upon the conversion of the Preferred A Shares hereafter the “Underlying Shares” and such common shares to be issued in payment of the dividends on the Preferred A Shares in lieu of a cash payment of such dividends hereafter the “Dividend Shares”).

We further assume that the board of directors or the general meeting of shareholders, as relevant, of the Company will duly pass the relevant resolutions for the declaration and payment of the dividends on the Preferred A Shares (and as the case may be the payment thereof in fully paid Dividend Shares), in accordance with the duly completed Restated Articles, the terms of the Preferred A Shares and applicable law and that the declaration of the dividends on the Preferred A Shares and the payment thereof is made in accordance with the duly completed Restated Articles of the Company, the terms of the Preferred A Shares, the Board Resolutions and applicable law and that the relevant decisions are passed to issue the Underlying Shares as authorised for issuance by the Board Resolutions, in accordance with the duly completed Restated Articles, the terms of the Preferred A Shares, the Board Resolutions and applicable law.

We have reviewed, relied on and assumed the effectiveness and completeness of, the agenda of the EGM, the Resolutions, the consolidated articles of incorporation of the Company as amended and restated in the form of the duly completed Restated Articles including inter alia the terms of the Series A Preferred Shares pursuant to the Resolutions, the notarial deeds recording (i) the incorporation of the Company on 8 July 2011, the minutes of the extraordinary decision of the sole shareholder of 23 March 2012, (ii) the decisions of the board delegate of 30 March 2012, and (iii) the resolutions of the Board of Directors of the Company of 2 April 2013 on inter alia the Registration Statement as certified by the Company, the offering of common shares (actions ordinaires) and series A mandatory convertible junior non-voting preferred shares (actions préférentielles de classe A sans droits de vote convertibles obligatoirement en actions ordinaires) of the Company and the issue of the New Shares, the Underlying Shares and the Dividend Shares (the “Board Resolutions”), as well as the form of underwriting agreements included as Exhibit 1.1. and 1.2 to the Registration Statement (the “Underwriting Agreements”) and such corporate records as have been disclosed to us and the factual matters contained in certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.

Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that:

1. The Company is a legally existing société anonyme under the laws of the Grand Duchy of Luxembourg.

2. The New Shares being offered by the Company, once duly subscribed to and fully paid and issued as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreements and the Board Resolutions, will be validly issued, fully paid and non assessable.

3. The Underlying Shares, once issued (partially by way of incorporation of the nominal value thereof from available reserves into the issued share capital) and delivered upon conversion of the Preferred A Shares in accordance with the terms of the Preferred A Shares, the articles of incorporation in the form of the duly completed Restated Articles, the Board Resolutions and applicable law, and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

4. The Dividend Shares, once issued (by way of incorporation of the nominal value thereof from available reserves into the issued share capital) as payment of the dividends on the Preferred A Shares, subject to the due declaration and payment decision of such dividends in accordance with the terms of the Preferred A Shares, the articles of incorporation in the form of the duly completed Restated Articles, the Board Resolutions and applicable law and as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use of our name under the heading “Legal Matters” as regards the Grand Duchy of Luxembourg in the prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Very truly yours,

Elvinger, Hoss & Prussen

/s/ Toinon Hoss